Exhibit 99.1
Applied Digital Announces Planned IPO of VeriChip Corporation
Tuesday November 15, 10:00 am ET

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Nov. 15, 2005-- Applied Digital (Nasdaq: ADSX - News), a leading provider of identification and security technology, today announced that its subsidiary, VeriChip Corporation, intends to file a registration statement to sell shares of common stock in an initial public offering on a firm commitment basis through a syndicate of underwriters. The Company's target for closing the offering is in the second quarter of 2006.

The primary purpose of the offering is to fuel the growth of the VeriMed patient identification system by continuing to expand the VeriMed infrastructure at hospitals and other healthcare facilities and by increased participation of physicians. The VeriMed patient identification system helps to rapidly identify patients in an emergency setting. Offering proceeds will also be used for enhancing the growing sales of the infant protection systems, wander prevention systems and asset tracking systems both in the United States and internationally.

This press release is being issued in accordance with Rule 135 of the Securities Act of 1933, as amended. THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
Investors:
CEOcast, Inc.
Ken Sgro, 212-732-4300
kensgro@ceocast.com
or
Media:
Direct Communications Group
John O. Procter, 202-772-2179
jprocter@dcgpr.com